Exhibit 10.64
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                              INVESTMENT AGREEMENT

                          dated as of December 28, 2000


                                     between


                              LIH HOLDINGS IV, LLC

                                       and

                        LUND INTERNATIONAL HOLDINGS, INC.

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                     THIS INVESTMENT AGREEMENT is made and entered into as of
December 28, 2000 by and between LIH HOLDINGS IV, LLC, a Delaware limited liability company (the "Purchaser") and LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Company").

                     WHEREAS, the Company is a party to that certain Credit Agreement, dated February 27, 1998, (as such agreement has been amended, supplemented or otherwise modified, including, without limitation, by that certain Waiver and Fourth Amendment to Credit Agreement, dated November 13, 2000 and as it may hereafter be further amended, restated, supplemented, modified, refinanced or replaced (the "Credit Agreement")) with Lund Industries, Incorporated, Deflecta-Shield Corporation, Belmor Autotron Corp., DFM Corp, Auto Ventshade Company and Smittybilt, Inc. (the foregoing entities are collectively referred to herein as the "Borrowers"), --------- Lund Acquisition Corp., BAC Acquisition Co, Trailmaster Products, Inc., Delta III, Inc., Ventshade Holdings, Inc. and Heller Financial, Inc., individually as a lender and in its capacity as agent ("Agent") for a number of lenders who executed the Credit Agreement (the "Lenders").

                     WHEREAS, Agent on behalf of the Lenders, the Company, Harvest Partners III, L.P. ("Harvest"), and the Borrowers have entered into that certain Capital Call Agreement, dated November 13, 2000 and as it may hereafter be amended, supplemented or otherwise modified (the "Capital Call Agreement") pursuant to which Harvest has agreed to invest, or to cause its designee to invest, up to an additional $10,000,000 in equity of the Company on the terms and conditions set forth in the Capital Call Agreement.

                     WHEREAS, as required by the Capital Call Agreement, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company, up to 10,000 shares of Series C Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), of the Company.

                     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                     1.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                     "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                     "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (ii) any other

Person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any Option) of that Person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For the purpose of this Agreement, (i) neither the Purchaser nor any of its Affiliates shall be deemed to be "Affiliates" of the Company or any Subsidiary and (ii) neither the Company, any Subsidiary, nor any of their respective Affiliates shall be deemed to be "Affiliates" of the Purchaser.

                     "Agent" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Agreement" means this Investment Agreement and the schedules hereto and the certificates delivered in connection herewith, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

                     "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

                     "Borrowers" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New
York or the State of Minnesota are authorized or obligated to close.

                     "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, and Assets and Properties of the Company and the Subsidiaries taken as a whole.

                     "Capital Call Agreement" has the meaning ascribed to it in the introductory paragraphs of this Agreement.



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

                     "Charter" means the Certificate of Incorporation of the Company, as amended, after giving effect to the filing of the Series C Certificate of Designation with the Secretary of State of the State of Delaware.

                     "Closing" means the closing of the transactions contemplated by Section 2.2 or Section 2.3, as applicable.

                     "Closing Date" means the date on which the Initial Closing or the Second Closing, as applicable, actually occurs.

                     "Common Stock" means shares of common stock, $.10 par value, of the Company.

                     "Company" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Contract" means any agreement, lease, debenture, note, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or other commitment (whether written or oral).

                     "Credit Agreement" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Dividends" means the shares of Series C Preferred Stock issued as dividends on the Series C Preferred Stock in accordance with the Series C Certificate of Designation.

                     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                     "Financial Statement Date" means October 1, 2000.

                     "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in all prior comparable periods.

                     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any arbitrator, tribunal or panel of arbitrators and, shall include any stock exchange, quotation service and the National Association of Securities Dealers.

                     "Harvest" has the meaning ascribed to it in the introductory paragraphs of this Agreement.



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                     "Indebtedness" of any Person means all obligations of such
Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                     "Initial Capital Call" has the meaning ascribed to it in
Section 2.1

                     "Initial Closing" means the closing of the transactions contemplated by Section 2.2.

                     "Initial Closing Date" means the date on which the Initial Closing actually occurs.

                     "Initial Purchase Price" has the meaning ascribed to it in
Section 2.1.

                     "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                     "Lenders" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

                     "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation any rights to participate in the equity, income or election of directors, management committee members or officers of such Person.

                     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                     "Person" or "person" means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship,




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joint venture, other business organization, trust, union, association,
Governmental or Regulatory Authority or other entity of any kind.

                     "Preferred Stock" has the meaning ascribed to it in Section 3.3.

                     "Purchase Price" has the meaning ascribed to it in Section 2.1.

                     "Purchaser" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Second Capital Call" has the meaning ascribed to it in
Section 2.1.

                     "Second Closing" means the closing of the transactions contemplated by Section 2.3.

                     "Second Closing Date" means the date on which the Second Closing actually occurs, if at all.

                     "Second Purchase Price" has the meaning ascribed to it in
Section 2.1.

                     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                     "Series C Certificate of Designation" means the Certificate of Designation with respect to the Series C Preferred Stock in the form attached as Exhibit A, to be filed with the Secretary of State of the State of Delaware prior to the Closing.

                     "Series C Preferred Stock" has the meaning ascribed to it in the introductory paragraphs of this Agreement.

                     "Shares" has the meaning ascribed to it in Section 2.1.

                     "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

                     1.2 Certain Conventions. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender,
(ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement, and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past




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

practice" refer to the business and practice of the Company or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE II
                             SALE OF SHARES; CLOSING

                     2.1 Purchase and Sale. At the Closing, the Company shall initially issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 5,000 shares of Series C Preferred Stock (the "Initial Capital Call"), free and clear of all Liens, for an aggregate purchase price (payable in cash in the manner provided in Section 2.2) equal to $5,000,000 (the "Initial Purchase Price"). If required under the Capital Call Agreement, the Company shall subsequently issue and sell to the Purchaser, and the Purchaser shall subsequently purchase from the Company, 5,000 additional shares of Series C Preferred Stock (the "Second Capital Call"), free and clear of all Liens, for an aggregate purchase price (payable in cash in the manner provided in Section 2.2) equal to $5,000,000 (the "Second Purchase Price"). The shares of Series C Preferred Stock to be issued in the Initial Capital Call and in the Second Capital Call are collectively referred to herein as the "Shares" and the Initial Purchase Price and Second Purchase Price are collectively referred to herein as the "Purchase Price."

                     2.2 Initial Closing. The Initial Closing shall take place at such location as the parties mutually agree on the date on which each of the conditions precedent set forth in Article VI and Article VII shall have been satisfied or waived as provided therein. At the Initial Closing, the Purchaser shall pay the Initial Purchase Price by wire transfer of immediately available funds to the account specified by the Company by written notice delivered to the Purchaser at least two (2) Business Days before the Initial Closing Date. Simultaneously, the Company shall deliver to the Purchaser certificates, registered in the name of the Purchaser, representing the shares of Series C Preferred Stock issued in the Initial Capital Call. At the Initial Closing, there shall also be delivered to the Company and the Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.

                     2.3 Second Closing. The Second Closing, if required under the Capital Call Agreement, shall take place at such location as the parties mutually agree on the date on which each of the conditions precedent set forth in Article VI and Article VII shall have been satisfied or waived as provided therein. At the Second Closing, the Purchaser shall pay the Second Purchase Price by wire transfer of immediately available funds to the account specified by the Company by written notice delivered to the Purchaser at least two (2) Business Days before the Second Closing Date. Simultaneously, the Company shall deliver to the Purchaser certificates, registered in the name of the Purchaser, representing the shares of Series C Preferred Stock issued in the Second Capital Call. At the Second Closing, there shall also be delivered to the




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Company and the Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                     The Company represents and warrants to the Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

                     3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed, admitted or in good standing will not, individually or in the aggregate, have a material adverse effect on the Business or Condition of the Company.

                     3.2 Power and Authority. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Board of Directors of the Company, which action of the Board of Directors is the only corporate action necessary therefore. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                     3.3 Capital. As of the date hereof and prior to the transactions contemplated by this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, par value $0.01 (the "Class B Common Stock"), and 506,602 shares of Preferred Stock, par value $0.01 (the "Preferred Stock") of which 394,315 shares are designated as Series B Preferred Stock (the "Series B Preferred Stock"), of which (i) approximately 9,368,000 shares of Common Stock are outstanding, all of which are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state securities laws, (ii) no shares of Class B Common Stock are outstanding and (iii) 167,000 shares of Series B Preferred Stock are



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outstanding. Immediately after giving effect to the Closing and the other transactions contemplated by this Agreement to occur on the Closing Date, (i) the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock and 506,602 shares of Preferred Stock, of which 363,000 shares are designated as Series B Preferred Stock and of which 30,000 shares shall be designated Series C Preferred Stock, in each case having the terms and conditions specified in the Charter, (ii) the outstanding capital stock of the Company will consist of 9,368,000 shares of Common Stock, 167,000 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock (upon the Initial Closing) and 10,000 shares of Series C Preferred Stock (upon the Second Closing). Except for the Series C Preferred Stock and except as set forth on Schedule 3.3, there are no, and immediately after giving effect to the Closing and the other transactions contemplated by this Agreement to occur on the Closing Date, there will not be any outstanding Options with respect to the Company, no agreements, arrangements or understandings to issue Options with respect to the Company and no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock. Upon issuance at the Closing, the certificate or certificates representing the Shares purchased hereunder to the Purchaser will grant the Purchaser good and valid title to the Shares free and clear of all Liens, and all the Shares will have been duly authorized, validly issued and fully paid and will be nonassessable. The Company has taken all necessary corporate action to reserve the full number of shares of Common Stock issuable upon conversion of the Shares and the dividends of shares of Series C Preferred Stock thereon (the "Dividends"). The Common Stock issuable upon conversion of the Shares and the Dividends, when issued upon such conversion, will be duly authorized, validly issued, fully paid and nonassessable. Neither the execution, delivery or performance by the Company of this Agreement, the issuance of the Shares as contemplated hereby, the issuance of shares of Common Stock upon conversion of the Shares or the Dividends, nor the consummation of the transactions contemplated by this Agreement will give rise to or result in (with or without notice, lapse of time or both) any antidilution adjustment, acceleration of vesting or other change under or to any Option, except as set forth on Schedule 3.3 hereto. In the event that the Second Capital Call is not required and thus, the 5,000 shares of Series C Preferred Stock that could have been issued pursuant to the Second Capital Call plus the shares of Series C Preferred Stock that would have been issued or accrued as dividends thereon are not issued to the Purchaser, such shares of Series C Preferred Stock shall be retired and shall revert to the status of authorized, undesignated and unissued preferred stock.

                     3.4 Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed, admitted or in good standing will not, individually or in the aggregate, have a


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material adverse effect on the Business or Condition of the Company. All of the
outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company, free and clear of all Liens other than Liens in favor of Agent, for its benefit and the benefit of the Lenders under the Credit Agreement. There are no outstanding Options with respect to any Subsidiary. Except for the Subsidiaries, the Company holds no equity, partnership, joint venture or other interest in any Person, except for such equity, partnership, joint venture or other interest in any Person that is de minimis.

                     3.5 No Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its respective obligations hereunder, the consummation of the transactions contemplated hereby (including, without limitation, the filing of the Series C Certificate of Designation, the issuance of the Shares and the issuance of the Common Stock issuable upon conversion of the Shares) does not and will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company's certificate of incorporation or by-laws; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties; and (c) does not and will not, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the consent of Agent under the Credit Agreement) as a result or under the terms of, (iv) result in any termination, cancellation, acceleration or modification of, or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, (vi) other than liabilities under this Agreement and the transactions contemplated by this Agreement, result in the creation of any new, additional or increased liability of the Company or any Subsidiary under or (vii) result in the creation or imposition of any Lien upon the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound.

                     3.6 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company (other than the filing of the Series C Certificate of Designation with the Secretary of State of the State of Delaware) is required in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby.

                     3.7 SEC Documents; Financial Statements. Each report, schedule, form, statement and other document required to be filed by the Company with the SEC (each an "SEC Document", and collectively, the "SEC Documents") has been filed. As of its filing date, each SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and none of the SEC Documents, except to the extent that



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information contained in any SEC Document has been revised or superseded by a later-filed or later declared effective, as the case may be, SEC Document, contained any untrue statement of a material fact or omitted to state a material fact (x) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not have or reflect a material adverse effect on the Business or Condition of the Company).

                     3.8 Absence of Changes. Since the Financial Statement Date hereto or as disclosed in the SEC Documents filed prior to the execution and delivery hereof, there has not been any event or development which, individually or together with other such events, did have or could reasonably be expected to have a material adverse effect on the Business or Condition of the Company. None of the other representations or warranties in this Agreement shall be deemed to limit the foregoing.

                     3.9 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of the Company, overtly threatened against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) if determined adversely to the Company or such Subsidiary, could reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business or Condition of the Company.

                     3.10 Other Negotiations; Brokers. Neither the Company, any Subsidiary, nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Subsidiary or any such Affiliate) (i) has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement, or (ii) has entered into any agreement or had any discussions with any third party regarding any transaction involving the Company or any Subsidiary which could result in the Purchaser, their respective members, or the general or limited partners, members, officers, directors, employees, agents or Affiliates of any of them being subject to any claim for liability to said third party in connection with this Agreement or the consummation of any of the transactions contemplated hereby. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by




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this Agreement on the basis of any act or statement made or alleged to have been made by the Company, any Subsidiary, any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Subsidiary or any such Affiliate.

                     3.11 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchaser set forth in Section 4.3 are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Neither the Company nor any Person (other than the Purchaser and its Affiliates as to which no representation is made) authorized to act on its behalf has, in connection with the offering of the Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. Neither the Company nor any Person (other than the Purchaser and its Affiliates as to which no representation is made) authorized to act on its behalf has made, directly or indirectly, any offer or sale of the Shares or of securities of the same or a similar class as the Shares that could cause the offer and sale of the Shares contemplated hereby to fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Securities Act.

                     3.12 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement, including, without limitation, pursuant to Article VI, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                     The Purchaser hereby represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV).

                     4.1 Organization; Power and Authority. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has the requisite power and authority to execute and deliver this



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

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                     4.2 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not conflict with, or constitute a default under, any agreement, indenture or instrument to which the Purchaser is a party, or result in a violation of the Purchaser's operating agreement or any order, judgment or decree of any court or Governmental or Regulatory Authority having jurisdiction over the Purchaser or any of its properties, and, except for such filings as may be required by the Exchange Act, no consent, authorization or order of, or filing or registration with, any court or Governmental or Regulatory Authority is required by the Purchaser for the execution, delivery and performance of this Agreement.

                     4.3 Purchase for Investment. The Shares will be acquired by the Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Shares in violation of the Securities Act, it being understood that the right to dispose of the Shares shall be entirely within the discretion of the Purchaser. The Purchaser is an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). Purchaser has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the Shares and is able to bear the economic risk of its investment in the Shares (including a complete loss of its investment). Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws by reason of an exemption from the registration requirements of the Securities Act and such state securities laws, which depend upon, among other things, the accuracy of the representations set forth herein.

                     4.4 Brokers. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by the Purchaser.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

                     5.1 Regulatory and Other Approvals. The Company shall and shall cause each Subsidiary to (a) take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities or any other Person required of the Company or any Subsidiary to consummate the transactions contemplated by this Agreement, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with the Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities or other Persons required of the Purchaser to consummate the transactions contemplated by this Agreement. The Company will provide prompt notification to the Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Purchaser of any communications (and, unless precluded by Law, provide the Purchaser with copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                     5.2 Reservation of Shares. The Company will, at all times that the Shares are outstanding, keep reserved the full number of shares of Common Stock issuable upon conversion of the Shares and Dividends. The Company will reserve 20,000 shares of Series C Preferred to be issued only as Dividends.

                     5.3 Use of Proceeds. The Company shall use the proceeds from the purchase and sale of the Shares hereunder as required by the Credit Agreement and the Capital Call Agreement.

                     5.4 Notice and Cure. The Company shall notify the Purchaser promptly in writing of, and contemporaneously shall provide the Purchaser with true and complete copies of any and all information or documents relating to, and the Company shall use its best efforts to cure before the Closing, any event, transaction or circumstance that causes or shall cause any covenant or agreement of the Company under this Agreement to be materially breached (if not qualified by materiality or material adverse effect) or breached (if qualified by materiality or material adverse effect) or that renders or shall render materially untrue (if not qualified by materiality or material adverse effect) or untrue (if qualified by materiality or material adverse effect) any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company also shall notify the Purchaser promptly in writing of, and the Company shall use its best efforts to cure, before the Closing, any material violation or material breach (in each case, if not qualified by materiality or material adverse effect) or any violation or breach (in each case, if qualified by materiality or material adverse effect) of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.


                                   ARTICLE VI
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

                     The obligations of the Purchaser hereunder are subject to the fulfillment, at or before such Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

                     6.1 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                     6.2 Certificates of Designation. The Purchaser shall have received evidence satisfactory to it that the Class C Certificate of Designation, substantially in the form of Exhibit A hereto, has been duly filed with the Office of the Secretary of State of the State of Delaware and has become effective in accordance with its terms.

                     6.3 Delivery of Certificates. Duly executed certificates representing the Shares shall have been delivered to the Purchaser.

                     6.4 Capital Call Agreement. The Capital Call Agreement shall be in effect and shall require the investment contemplated, including in the amount set forth in Section 2 hereof, by this Agreement.


                                   ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

                     The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                     7.1 Payment of Purchase Price. The Purchaser shall have paid the applicable Purchase Price for the Shares.

                     7.2 Orders and Laws. There shall not be in effect on the Closing Date any Orders or Laws that became effective after the execution and delivery of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                     Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of another party contained in this Agreement or the waiver of any condition to Closing, the Company, on the one hand, and the Purchaser, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the covenants and agreements herein and the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.10 and 4.1 and 4.4 and
(b) until the third anniversary of the Closing Date with respect to all other representations and warranties.

                                   ARTICLE IIX
                                   TERMINATION

                     9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned upon termination of Capital Call Agreement or any amendment thereto that eliminates the obligation of Harvest to fund any call obligation.

                     9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or the Purchaser, except that the provisions with respect to expenses in
Section 10.3 will continue to apply following any such termination.

                                    ARTICLE X
                                  MISCELLANEOUS

                     10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                 (a)       If to the Purchaser, to:

                           LIH Holdings IV, LLC
                           c/o Harvest Partners, Inc.
                           767 Third Avenue
                           New York, New York 10017
                           Facsimile No:  (212) 593-0734
                           Attn: Ira Kleinman

                           with a copy (which shall not constitute notice) to:

                           Piper Marbury Rudnick & Wolfe
                           1251 Avenue of the Americas
                           New York, New York 10020-1104
                           Facsimile No: (212) 835-6001
                           Attn: Leonard Gubar, Esquire


                 (b)       If to the Company, to:

                           Lund International Holdings, Inc.
                           3700 Crestwood Parkway NW
                           Suite 1000
                           Duluth, Georgia 30096
                           Facsimile No: (770) 688-2055
                           Attn:  Chief Executive Officer

                           with a copy (which shall not constitute notice) to:

                           Leonard, Street and Deinard
                           150 South Fifth Avenue
                           Suite 2300
                           Minneapolis, Minnesota 55402
                           Facsimile No:  (612) 335-1657
                           Attn:  Mark Weitz, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                     10.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                     10.3 Fees and Expenses. In the event that (i) the transactions contemplated by this Agreement are consummated or (ii) this Agreement is terminated, the Company shall reimburse the Purchaser for all the reasonable fees and expenses (including the fees and expenses of counsel, consultants and accountants), incurred by the Purchaser prior to the Closing in connection with this Agreement and the transactions contemplated hereby.

                     10.4 Further Assurances; Future HSR Filing. At any time and from time to time after the Closing, the Company shall execute and deliver to the Purchaser such other documents and instruments, provide such materials and information and take such other actions as the Purchaser may reasonably request more effectively to vest title to the Shares in the Purchaser and to otherwise cause the Company to fulfill its other obligations under this Agreement. The parties hereto agree that, prior to the conversion of the Series C Preferred Stock into Common Stock, they may be required to file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party agrees that it will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                     10.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                     10.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                     10.7 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

                     10.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the Company without the prior written consent of the Purchaser and any attempt to do so will be void ab initio. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by the Purchaser without the prior written consent of the Company and any attempt to do so will be void ab initio. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including, without limitation, any holder of the Shares.

                     10.9 Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                     10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                     10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                     10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                     10.13 Limited Recourse. Notwithstanding anything in this Agreement, or any other document, agreement or instrument contemplated hereby to the contrary, the obligations of the Purchaser hereunder shall be without recourse to any Affiliate of the Purchaser or any stockholder, partner, member, officer, director, manager, employee or agent of Purchaser or such Affiliates, and shall be limited to the assets of the Purchaser; provided, however, nothing herein shall affect the obligations of Harvest pursuant to the Capital Call Agreement.

                     10.14 Consent to Jurisdiction and Service of Process. EACH OF THE COMPANY AND THE PURCHASER CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE COMPANY AND THE PURCHASER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.



                           [Signature Page to Follow]

                     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                              LIH HOLDINGS IV, LLC


                              By: /s/ Ira D. Kleinman
                                  ______________________________________________

                                   Name:__________________________
                                   Title:___________________________


                              LUND INTERNATIONAL HOLDINGS, INC.


                              By: /s/ Dennis W. Vollmershausen
                                  ______________________________________________

                                    Name: Dennis W. Vollmershausen
                                    Title: President and Chief Executive Officer




















                    [SIGNATURE PAGE TO INVESTMENT AGREEMENT]

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES C PREFERRED STOCK

                        LUND INTERNATIONAL HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


           The undersigned, Dennis W. Vollmershausen, hereby certifies that:

           A. He is the duly elected and acting President and Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Corporation").

           B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted the following resolutions as of December 20, 2000 creating a new series of 30,000 shares of Preferred Stock designated as "Series C Preferred Stock."

           C. The resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.


           RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby fixes and determines the powers, preferences, rights and limitations of a series of Preferred Stock, which shall consist of 30,000 shares and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock"), as follows:

4B.  Series C Preferred Stock.

           (i) Designation; Stated Value. There shall be a series of Preferred Stock designated as "Series C Preferred Stock." The number of shares initially constituting such series shall be 30,000. In the event that additional shares of Series C Preferred Stock are required for the payment of dividends as described below, the Corporation shall amend this Certificate to increase the number of shares of Series C Preferred Stock; provided, however, that the Corporation shall only be required to amend such number up to the number of shares of preferred stock that is authorized, unissued and undesignated at such time. The Series C Preferred Stock shall have a stated value of $1,000.00 per share (the "Series C Stated Value"). Shares of Series C Preferred Stock may be issued from time to time upon payment therefore pursuant to that certain Investment Agreement, dated as of December 28, 2000, by and between the Corporation and LIH Holdings IV, LLC (the "Investment Agreement"). Each issuance pursuant to the

Investment Agreement is hereinafter referred to as a "Tranche" and the shares issued in each Tranche are hereinafter referred to as "Tranche Shares."

           (ii) Rank. The Series C Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (i) pari passu with any class of capital stock or series of Preferred Stock hereafter created which expressly provides that it ranks pari passu with the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Parity Securities"),
(ii) junior to the Series B Preferred Stock, and (iii) senior to (x) the Common Stock, the Class B Common Stock and all other securities of any class or classes (however designated) of the Corporation (other than the Series B Preferred Stock) the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up (collectively, the "Common Stock Instruments") and (y) any other class of capital stock or series of Preferred Stock hereafter created which does not expressly provide that it ranks pari passu with, or senior to, the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Junior Securities"). The terms "Parity Securities" and "Junior Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent it ranks (i) pari passu with or (ii) not pari passu with, as applicable, the Series C Preferred Stock with respect to dividends, other distributions, liquidation preference or otherwise. The Corporation shall not issue any securities ranking senior to or pari passu with the Parity Securities with respect to dividends, distributions, liquidation preference or otherwise unless a majority in interest of the Series C Preferred Stock, voting as a class, shall have approved such a proposed issuance.

           (iii)     Dividends.

                     (a) The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent such dividends are legally available therefore in accordance with the Delaware General Corporation Law, a dividend on shares of Series C Preferred Stock held (whether such shares are Tranche Shares or issued as a dividend on Tranche Shares as provided below ("Tranche Dividend Shares")), payable by the issuance of additional shares of Series C Preferred Stock, as provided below, quarterly on the last day of each March, June, September and December, commencing on the first of such dates following the date of an issuance of Series C Preferred Stock (whether Tranche Shares or Tranche Dividend Shares), (each such date hereinafter referred to as a "Series C Dividend Payment Date"), except that if such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day, to the holders of record as they appear on the register of the Corporation for the Series C Preferred Stock of the Corporation five Business Days prior to such Dividend Payment Date (the "Series C Dividend Record Date").

                     Dividends on the Series C Preferred Stock shall accrue and be paid at a rate per annum by distributing that number of shares of Series C Preferred Stock with a Stated

           Value equal to 12% of the Stated Value of each share of Series C Preferred Stock outstanding on a Series C Dividend Record Date with respect to such Series C Dividend Payment Date. No fractional shares shall be issued; provided, however, that fractional shares, if any, shall accrue and shall be issued when a whole number is accumulated.

                     (b) Dividends on the Series C Preferred Stock shall be cumulative and shall accrue from the date of issuance whether or not such dividends have been declared or paid.

                     (c) For so long as any shares of Series C Preferred Stock shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to any Junior Securities and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation shall be made on any date of shares of Junior Securities unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series C Preferred Stock shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in shares of Common Stock Instruments or any other Junior Securities, or (ii) the acquisition of any shares of any Common Stock Instruments or any other Junior Securities upon conversion or exchange thereof into or for any shares of any other class of Common Stock Instruments or other Junior Securities.

           (iv)      Redemption and Retirement of Series C Preferred Stock.

                      (a) Redemption by Corporation. The Series C Preferred Stock shall be redeemed by the Corporation only upon satisfaction of each of the conditions for redemption set forth in that certain Capital Call Agreement, dated as of November 13, 2000, by and among the Corporation, Harvest Partners III, L.P. and Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Capital Call Agreement"). Notwithstanding the foregoing, the Series C Preferred Stock shall be redeemable upon demand by the Corporation in the event that certain Credit Agreement, dated February 27, 1998 (as such agreement has from time to time been amended, supplemented or otherwise modified, including without limitation that certain Waiver and Fourth Amendment to Credit Agreement dated as of November 13, 2000 and as it may hereafter be further amended, restated, supplemented, modified, refinanced or replaced (the "Credit Agreement")), by and among the Corporation, Lund Industries, Incorporated, Deflecta-Shield Corporation, Belmor Autotron Corp., DFM Corp., Auto Ventshade Company, Smittybilt, Inc., Lund Acquisition Corp., BAC Acquisition Co., Trailmaster Products, Inc., Delta III, Inc., Ventshade Holdings, Inc., Heller Financial, Inc., individually as a Lender and in its capacity as Agent, and the other Lenders which are signatories thereto, is terminated and all obligations thereunder are indefeasibly repaid in full in cash.

                     (b) Payment of Series C Redemption Price. On the Series C Redemption Date (as hereinafter defined), if permitted by law, the Corporation shall pay to the holder of each share of Series C Preferred Stock being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, the Series C Redemption Price. As used herein, the "Series C Redemption Price" means the sum of (x) the Series C Stated Value, plus (y) an amount equal to all accrued and unpaid dividends thereon to the Series C Redemption Date.

                     (c) Redeemed or Otherwise Acquired Shares Not to be Reissued; Shares Not Acquired. All shares of Series C Preferred Stock redeemed pursuant to this Part (iv) of Section 4B or otherwise acquired by the Corporation shall be retired and shall not thereafter be reissued as Series C Preferred Stock, but shall revert to the status of authorized, undesignated and unissued preferred stock. In the event that the Second Capital Call, as defined in the Investment Agreement, does not occur, 5,000 shares of Series C Preferred Stock plus any shares of Series C Preferred Stock that were reserved for dividends thereon, shall be retired and shall not thereafter be reissued as Series C Preferred Stock, but shall revert to the status of authorized, undesignated and unissued preferred stock.

                     (d) Determination of Number of Each Holder's Shares to be Redeemed. If, for any reason, less than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to Part
           (iv)(a) of this Section 4B, the Corporation shall determine the shares held by each holder of Series C Preferred Stock to be redeemed as hereinafter provided. The number of shares to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series C Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Series C Preferred Stock then outstanding.

                     (e) Notice of Redemption. Notice of any redemption of Series C Preferred Stock pursuant to Part (iv)(a) of this Section 4B, specifying the time and place of redemption and the Series C Redemption Price (the "Series C Redemption Date"), shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the Corporation's records, not less than 15 days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series C Preferred Stock to be redeemed. Such notice shall also specify the number of shares of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder. Upon receipt of any such notice, the holder of the shares being redeemed shall deliver to the Corporation the certificate(s), duly endorsed for transfer, representing the shares to be redeemed; provided, however, that any failure by a holder to deliver such



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

           certificate(s) shall not in any way affect the status of such shares, upon tender by the Corporation of the Series C Redemption Price, as redeemed and canceled.

                     (f) Dividends After Redemption Date. Unless the Series C Redemption Price in respect of a share of Series C Preferred Stock is not made available in full to the holder thereof, from and after the Series C Redemption Date, such share of Series C Preferred Stock shall not be entitled to any dividends accruing after such date, all rights of the holder of such share, as a stockholder of the Corporation by reason of the ownership of such share, shall cease, except the right to receive the Series C Redemption Price of such share upon the presentation and surrender of the certificate representing such share, and such share shall not after such date be deemed to be outstanding for any purpose.

           (v)       Liquidation Rights.

                     (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series C Preferred Stock shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution to stockholders and before any payment or distribution shall be made to the holders of Common Stock or any other Junior Securities upon liquidation, an amount in cash equal to the sum (the "Series C Liquidation Value") of (x) the Series C Stated Value, plus
           (y) an amount equal to all accrued and unpaid dividends in respect of such share to the date of final distribution.

                     (b) After the payment to the holders of the Series C Preferred Stock of the full preferential amounts provided for in this Part (v) of Section 4B, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                     (c) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit the payment in full of the Series C Liquidation Value for each share of Series C Preferred Stock then outstanding and the full liquidating payment on all Parity Securities, then the assets of the Corporation remaining shall be ratably distributed among the holders of Series C Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                     (d) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up voluntary or involuntary, of the Corporation.

           (vi)      Conversion.

                     (a) Each share of Series C Preferred Stock shall be convertible, at the option of the holder at any time, into that number of shares of Common Stock equal to the Series C Liquidation Value divided by the Fair Market Value, as described below, per share of Common Stock on the date of notice of conversion (the "Series C Conversion Ratio"). For purposes of this Section 4B (vi)(a), Fair Market Value means the average of the closing sale price for the Common Stock for the twenty (20) business days prior to the date of conversion as reported on the largest securities exchange on which such shares are listed; and if not so listed, as reported on Nasdaq National or Small Cap market and if such shares are not listed on either a national securities exchange or on the Nasdaq National or Small Cap markets, then on the Nasdaq Bulletin Board, and if the Common Stock is not, for the twenty (20) business days prior to the date of conversion, quoted on the bulletin board, any national exchange or automated quotation system, means the value determined by the independent members of the Board of Directors of the Corporation. Independent members shall mean those directors who are not affiliates of Harvest Partners III, L.P. or the Chief Executive Officer of the Corporation.

                     (b) Each conversion of shares of Series C Preferred Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of the Series C Preferred Stock) at any time during normal business hours. Each conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered. At such time, the rights of the holder of the converted Series C Preferred Stock (in its capacity as such) will cease and the person or persons or entity or entities in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                     (c) Following each surrender of certificates pursuant to paragraph (b) above, the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (x) the certificate or certificates for Common Stock issuable upon such conversion, and (y) any cash payment required to be made pursuant to Part (vi)(a) of Section 4B.

                     (d) The issuance of certificates representing shares of Common Stock upon conversion of any shares of Series C Preferred Stock will be made without charge to the holders of such converted or newly issued shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                     (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock the number of such shares sufficient for issuance upon conversion of the Series C Preferred Stock hereunder.

                     (f) The Corporation will not close its books against the transfer of Common Stock in any manner which would interfere with the timely conversion of Series C Preferred Stock.

                     (g) In the event the outstanding shares of Common Stock shall, after the determination of the Series C Conversion Ratio be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock or Junior Securities in shares of Common Stock, Common Stock Instruments or Junior Securities, then, in each such case, the Series C Conversion Ratio in effect immediately prior to such event shall be adjusted so that each holder of shares of Series C Preferred Stock shall have the right to convert its shares of Series C Preferred Stock into the number of shares of the Common Stock which it would have owned after the event had such shares of Series C Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Part (vi)(g) of Section 4B shall become effective as of the date and time the subdivision or combination becomes effective.

                     (h) In connection with any merger, consolidation, recapitalization, reorganization or similar transactions in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by a majority of the holders of the then outstanding shares of Series C Preferred Stock voting as a separate class, all holders of Series C Preferred Stock shall be entitled to receive the same consideration per share for their shares (calculated as if such shares of Series C Preferred Stock, including cumulative dividends thereon, whether declared or paid, had been converted on a one-for-one basis into shares of Common Stock) as is received by the holders of Common Stock, including, but not limited to, form, amount and timing of payment.

           (vii) Voting Rights. Except as expressly provided herein or as required under the Delaware General Corporation Law, on all matters to be voted on by the Corporation's stockholders, holders of shares of Series C Preferred Stock will be entitled to no voting rights.


           RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name of and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Dennis W. Vollmershausen, its President and Chief Executive Officer, and attested by Edmund J. Schwartz, its Assistant Secretary, this 28th day of December, 2000.


                                   LUND INTERNATIONAL HOLDINGS, INC.

                                   By:/s/ Dennis W. Vollmershausen
                                   -------------------------------
                                   Name: Dennis W. Vollmershausen
                                   Title: President and Chief Executive Officer


Attest:


/s/ Edmund J. Schwartz
----------------------
Name:  Edmund J. Schwartz
Title:  Assistant Secretary








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